UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

June 27, 2008

Date of Report (Date of earliest event reported)

  First Chester County Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	0-12870	23-2288763
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 North High Street, West Chester, Pennsylvania 19380

(Address of principal executive offices)

(484) 881-4000

(Registrant’s telephone number, including area code)

_______________________

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	] Written communications pursuant to Rule 425 under the Securities Act
[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 27, 2008, First Chester County Corporation (the “Corporation”) and the First National Bank of Chester County, a wholly-owned subsidiary of the Corporation (the “Bank”), entered into new employment agreements (the “Employment Agreements”) with John A Featherman, III, Chairman and Chief Executive Officer, and Kevin C. Quinn, President (collectively, the “Senior Executives”), replacing the previously effective employment agreements as of January 1, 2008. The provisions of each of the Employment Agreements are substantially the same except for specific terms relating to the Senior Executive’s positions, responsibilities, term, compensation and benefits. The following discussion, therefore, describes each of the Employment Agreements, noting the differences where they occur.

Pursuant to their respective Employment Agreements, Mr. Featherman is serving as the Chief Executive Officer and Chairman of the Board of Directors of the Corporation and Bank, and Mr. Quinn is serving as the President of the Corporation and the Bank. During the term of the Employment Agreements, the Senior Executives’ employment shall continue in the same positions. As compensation under the Employment Agreements, the Senior Executives receive salaries and benefits as determined by the Board of Directors from time to time, but which may not be materially less than that which they received as of the date of Employment Agreements. Each of the Employment Agreements is for a term of three years, commencing January 1, 2008 and terminating December 31, 2010. After December 31, 2010, the term of Mr. Featherman’s Employment Agreement may be renewed for additional one year periods with approval of the Board of Directors of the Corporation. On January 1, 2009 and on each succeeding January 1, the term of Mr. Quinn’s Employment Agreement automatically extends for one year unless the Corporation or Mr. Quinn provide written notice of termination or agree to a mutually acceptable date to terminate his Employment Agreement.

Pursuant to the Employment Agreements, the Senior Executives are entitled to certain payments and benefits under the Employment Agreements in the event of termination of employment under certain circumstances. If the Corporation terminates a Senior Executive without cause, a Senior Executive terminates his own employment following the Corporation’s breach of the Employment Agreement, or the Corporation terminates a Senior Executive at the end of his respective term or extension thereof, the Corporation will be obligated to continue to pay the Senior Executive’s salary, bonus and fringe benefits for twenty-four months following such termination of employment. If a Senior Executive’s employment is terminated by the Corporation without cause or by the Senior Executive, and such termination is within two years after a change in the ownership or effective control of the Corporation, the Corporation will be obligated to continue to pay the Senior Executive’s salary, bonus and fringe benefits for the three year period following such termination of employment. If it is determined that any payment to a Senior Executive is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax imposed by federal, state or local law, the Senior Executive will receive a payment sufficient to pay the excise or similar tax. Under the Employment Agreements, a termination without cause means a termination by the Corporation for any reason other than the Senior Executive’s conviction of a felony or misdemeanor involving fraud, dishonesty or moral turpitude, the Senior Executive’s breach of any material provision of the Employment Agreement or the Senior Executive’s substantial failure to perform his duties under the Employment Agreement. Under the Employment Agreements, a change in the ownership or effective control of the Corporation occurs as provided under Section 1.409A-3(i)(5) of the Treasury Regulations.

During the term of the Employment Agreements and for one year thereafter, the Senior Executives may not be employed by any other bank or financial institution doing business in Chester County, Pennsylvania, may not employ or seek to employ any person employed by the Corporation or the Bank, or solicit any customers or vendors of the Corporation or the Bank for the benefit of any such other bank or financial institution, unless the applicable Employment Agreement is terminated by the Senior Executive due to a breach of the Employment Agreement by the Corporation or the Bank or if the Senior Executive’s employment is terminated due to a change in ownership or effective control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2008	FIRST CHESTER COUNTY CORPORATION

By: /s/ John Balzarini
Name: John Balzarini
Title: Chief Financial Officer

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